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                                                                  EXHIBIT 3(I).7

                 STATEMENT OF RESOLUTIONS OF BOARD OF DIRECTORS
                          OF SI DIAMOND TECHNOLOGY, INC.
             ESTABLISHING AND DESIGNATING SERIES OF PREFERRED STOCK
        AS "SERIES H JUNIOR PARTICIPATING PREFERRED STOCK" AND FIXING AND
            DETERMINING THE RELATIVE RIGHTS AND PREFERENCES THEREOF


TO THE SECRETARY OF STATE OF THE STATE OF TEXAS:

     SI Diamond Technology, Inc., a Texas corporation (the "Corporation") pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, submits the following statement for the purpose of establishing and designating a series of shares and fixing and determining the preferences, limitations and relative rights thereof:

     1.     The name of the corporation is SI DIAMOND TECHNOLOGY, INC.

     2. The Amended and Restated Articles of Incorporation of the Corporation authorizes the issuance of up to 2,000,000 shares of Preferred Stock, $1.00 par value per share, and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions to establish the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

     3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series H Junior Participating Preferred Stock:

     RESOLVED, that Six Hundred Thousand (600,000) of the 2,000,000 authorized shares of Preferred Stock of the Corporation shall be designated Series H Junior Participating Preferred Stock (the "Series H Preferred Stock") and shall possess the rights and privileges set forth below:

     SERIES H JUNIOR PARTICIPATING PREFERRED SHARES.

     1. DESIGNATION AND AMOUNT. There shall be a series of shares of preferred stock that shall be designated as "Series H Junior Participating Preferred Shares," and the number of shares constituting such series shall be Six Hundred Thousand (600,000).

     2.     DIVIDENDS AND DISTRIBUTIONS.

     (A) Subject to the prior and superior rights of the holders of any shares of any series of shares of preferred stock ranking prior and superior to the Series H Junior Participating Preferred Shares with respect to dividends, the holders of shares of Series H Junior Participating Preferred Shares, in preference to the holders of shares of any class or series of shares of the Corpora-

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tion ranking prior to the Series H Junior Participating Preferred Shares, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series H Junior Participating Preferred Shares, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, and the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock (by reclassification or otherwise), declared on the shares of common stock of the Corporation (the "Common Shares") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series H Junior Participating Preferred Shares. The "Adjustment Number" shall initially be 100. In the event the Corporation shall at any time after June 18, 1998 (the "Rights Declaration Date") (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

     (B) The Corporation shall declare a dividend or distribution on the Series H Junior Participating Preferred Shares as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series H Junior Participating Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

     (C) Dividends shall begin to accrue and be cumulative on outstanding Series H Junior Participating Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series H Junior Participating Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series H Junior Participating Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series H Junior Par-




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ticipating Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share by share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series H Junior Participating Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

     3. VOTING RIGHTS. The holders of Series H Junior Participating Preferred Shares shall have the following voting rights:

     (A) Each Series H Junior Participating Preferred Share shall entitle the holder thereof to a number of votes equal to the Adjustment Number on all matters submitted to a vote of the shareholders of the Corporation.

     (B) Except as otherwise provided herein or by law, the holders of Series H Junior Participating Preferred Shares and the holders of the Common Shares shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

     (C)    (i)     If at any time dividends on any Series H Junior
Participating Preferred Stock shall be in arrears in an amount equal to six
(6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series H Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series H Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

     (ii) During any default period, such voting right of the holders of Series H Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that such voting right shall not be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have




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exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of the Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series H Junior Participating Preferred Stock.

     (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him or her at his or her last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 50 days after such order or request or in default of the calling of such meeting within 50 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (C)(iii), no such special meeting shall be called during the period within 50 days immediately preceding the date fixed for the next annual meeting of the stockholders.

     (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this Paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

     (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the certificate of incorporation or bylaws irrespective of any increase made pursuant to the provisions of Paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or bylaws). Any vacancies in the Board of Directors effected by the provisions




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of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

     (D) Except as set forth herein or as provided by law, holders of Series H Junior Participating Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of the Common Shares as set forth herein) for taking any corporate action.

     4.     CERTAIN RESTRICTIONS.

     (A) Whenever quarterly dividends or other dividends or distributions payable on the Series H Junior Participating Preferred Shares as provided in
Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series H Junior Participating Preferred Shares outstanding shall have been paid in full, the Corporation shall not

            (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series H Junior Participating Preferred Shares;

            (ii) declare or pay dividends on or make any other distributions on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series H Junior Participating Preferred Shares, except dividends paid ratably on the Series H Junior Participating Preferred Shares and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

            (iii) redeem or purchase or otherwise acquire for consideration any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series H Junior Participating Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire any such parity shares in exchange for any shares of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series H Junior Participating Preferred Shares; or

            (iv) purchase or otherwise acquire for consideration any shares of Series H Junior Participating Preferred Shares, or any shares ranking on a parity with the Series H Junior Participating Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.




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     (B)    The Corporation shall not permit any subsidiary of the
Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under paragraph (A) of this
Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     5. REACQUIRED SHARES. Any Series H Junior Participating Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of shares of preferred stock.

     6.     LIQUIDATION, DISSOLUTION OR WINDING UP.

     (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares ranking junior (either as to dividends or upon liquidation or winding up) to the Series H Junior Participating Preferred Shares, unless, prior thereto, the holders of Series H Junior Participating Preferred Shares shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series H Liquidation Preference"). Following the payment of the full amount of the Series H Liquidation Preference, no additional distributions shall be made to the holders of Series H Junior Participating Shares unless, prior thereto, the holders of Common Shares shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series H Liquidation Preference by
(ii) the Adjustment Number. Following the payment of the full amount of the Series H Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series H Junior Participating Preferred Shares and the Common Shares, respectively, holders of Series H Junior Participating Preferred Shares and holders of the Common Shares shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Shares and the Common Shares, on a per share basis, respectively.

     (B) In the event, however, that there are not sufficient assets to permit payment in full of the Series H Liquidation Preference and the liquidation preferences of all other series of shares of preferred stock, if any, that rank on a parity with the Series H Junior Participating Preferred Shares, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of the Common Shares.

     7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, or other transaction in which the Common Shares are exchanged for or changed into other shares or securities, cash and/or other property, then in any such case, the Series H Junior Participating Preferred Shares shall at the same time be similarly exchanged or changed in an




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amount per share equal to the Adjustment Number times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged.

     8. NO REDEMPTION. The Series H Junior Participating Shares shall not be redeemable. Notwithstanding the foregoing sentence of this Section, the Corporation may acquire Series H Junior Participating Preferred Shares in any other manner permitted by law.

     9. RANKING. The Series H Junior Participating Preferred Shares shall rank junior to all other series of the Corporation's preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

    10. AMENDMENT. At any time that any Series H Junior Participating Preferred Shares are outstanding, these Articles of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series H Junior Participating Preferred Shares so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Series H Junior Participating Preferred Shares, voting separately as a class.

     11.    FRACTIONAL SHARES.  Series H Junior Participating Preferred
Shares may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series H Junior Participating Preferred Shares.

     FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series H Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Amended and Restated Articles of Incorporation of the Corporation pursuant to the provisions of the Texas Business Corporation Act.

     Signed on June 24, 1998.

                                       SI DIAMOND TECHNOLOGY, INC.


                                       By: /s/ Douglas P. Baker
                                           ------------------------
                                               Douglas P. Baker
                                                Vice President
                                                     and
                                           Chief Financial Officer



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